EXHIBIT 12.1
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES








                                                                For Three Months
                                                                 Ended March 31
                                                               -----------------
Millions of dollars                                              1997       1996
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Earnings from continuing operations ........................      $188      $131
Provision for income taxes .................................       149        94
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         Earnings subtotal .................................       337       225
Fixed charges included in earnings:
   Interest expense ........................................        61        78
   Distribution on convertible preferred securities ........         8        --
   Interest portion of rentals .............................         7        10
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         Fixed charges subtotal ............................        76        88
Earnings from continuing operations
   available before fixed charges ..........................      $413      $313
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Fixed charges:
   Fixed charges included in earnings ......................        76        88
   Capitalized interest ....................................         5         3
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         Total fixed charges ...............................      $ 81      $ 91
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Ratio of earnings from continuing operations
   to fixed charges ........................................       5.1       3.4
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